Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 1
TO THE AMENDED AND RESTATED BY-LAWS
OF
CONCEPTUS, INC.

The undersigned, being the duly acting and appointed Secretary of Conceptus, Inc., a Delaware corporation (the “Company”), hereby certifies that on February 24, 2009, the Board of Directors of the Company approved an Amendment No. 1 to the Company’s Amended and Restated By-Laws (the “By-Laws”), which such Amendment No. 1 amended the first sentence of Article III, Section 3.2 of the By-laws to read as follows, to be effective immediately:

“The Board of Directors shall consist of seven (7) persons until changed by a proper amendment of this Section 3.2.”

Dated: February 27, 2009	/s/ Michael W. Hall
Michael W. Hall, Secretary